Exhibit 10.4

TERMINATION AGREEMENT AND GENERAL RELEASE

     This Termination Agreement and General Release (the “Agreement”) is made and entered into as of July 31, 2003 by and between Champion Enterprises, Inc., a Michigan corporation whose address is 2701 Cambridge Court, Suite 300, Auburn Hills, Michigan, 48326, and its subsidiaries, affiliates, and related entities, and any divisions thereof (together, the “Employer”) and Philip C. Surles (the “Employee”).

     WHEREAS, Employee had been employed by Employer, and on or about July 31, 2003 (the “the Termination Date”) such employment will terminate (the “Termination of Employment”); and

     WHEREAS, Employee voluntarily and with full knowledge of Employee’s rights and the provisions herein, now desires to waive Employee’s rights and to settle, compromise, and dispose of any claims that Employee has or might have against Employer (or its affiliates) today or as of the Termination Date, as set forth herein upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and other valuable consideration, it is hereby covenanted and agreed as follows:

     1.     Release. Employee (for Employee and Employee’s family, heirs, executors, administrators, personal representatives, legal representatives, successors and assigns), hereby forever and fully releases, acquits, and discharges Employer (and its parents, subsidiaries, affiliates, and related entities, and their officers, directors, agents, employees, successors or assigns), of and from any and all claims, causes of action, agreements, or any other liability of any nature whatsoever, whether known or unknown, foreseen or unforeseen, arising out of any matter or event occurring on or prior to the date hereof, including, but not limited to, wrongful discharge, negligent and intentional infliction of emotional distress, defamation, age discrimination or any other form of discrimination, breach of contract, claims for unused vacation pay, or any and all other claims of any nature arising out of or in any way relating to any employment agreement or stock option agreement that Employee may have had with the Employer (including claims for any payments now or hereafter owed under any such employment agreement), any other contract or agreement between Employee and Employer, or Employee’s employment with the Employer or termination thereof, including any and all claims under any federal, state or local laws, regulations, rules or ordinances, including but not limited to any claims under the Age Discrimination in Employment Act of 1967 (as amended), claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Elliott-Larsen Civil Rights Act, the Michigan Persons with Disabilities Civil Rights Act , or claims for unused vacation pay or any other benefit, or for violation of the Employee Retirement Income Security Act of 1974 (as amended). Employer and Employee recognize and agree that this release does not prejudice (i) any rights of Employee under the Champion Enterprises, Inc. Deferred Compensation Plan and the Champion Enterprises, Inc. Corporate Officer Stock Purchase Plan, (ii) any indemnification rights Employee may have under law or Employer’s by-laws, or (iii) Employee’s rights under Employer’s various insurance policies and programs. Except as expressly stated in this Agreement, Employee does not release any such rights.

     2.     Unknown Damages or Injuries. It is expressly understood and agreed by Employee that this is a full and final general release of all matters whatsoever and that this general release is intended to and does embrace not only all known and anticipated damages and injury, but also all unknown and unanticipated damages, injuries or complications that may later develop or be discovered, including all effects and consequences thereof.

     3.     Lawsuit Forever Barred. It is the intention of the parties and it is understood by Employee that this Agreement will forever and for all time bar any action, claim or administrative proceeding whatsoever which arose or which might arise in the future from any acts, omissions, agreements or other occurrences on or prior to the date hereof including the incidents described above, and that no lawsuit ever will be asserted against any person or entity hereby released for any injury or damage, whether known or unknown, sustained or to be sustained, as a result of the foregoing incidents.

     4.     Confidential and Mutual Nondisparagement. Employee agrees that Employee will keep strictly confidential and will not communicate or disclose, except to Employee’s immediate family or as required by law or upon prior written consent of Employer, the contents of any term or provision contained in this Agreement. Employee further agrees that Employee shall neither make nor publish any derogatory or disparaging statements of or concerning Employer, its parent, subsidiaries and affiliates or any of their officers, directors, or employees of or concerning Employee’s employment with Employer or an affiliated entity or subsidiary thereof, of or concerning Employee’s termination of employment, of or concerning Employer’s policies or products and those of its parent, subsidiaries and affiliates. Employer agrees not to make or publish any derogatory or disparaging statements concerning Employee or his employment with Employer. The parties understand and agree that in the event either of them makes or publishes derogatory or disparaging statements about or concerning the other party, the other party will be unreasonably and materially harmed, constituting a material breach of this Agreement.

     5.     Settlement Amounts. Upon Employee’s execution and delivery to Employer of this Agreement and the expiration of the revocation period without revocation of this Agreement by Employee, Employer shall pay the Employee the amounts listed on Exhibit A hereto (the “Settlement Amounts”).

     6.     Full and Final Settlement. Payment of the Settlement Amount to Employee shall constitute full and final settlement payment to Employee. Following such payment, no further payment or consideration of any kind in connection with the termination and settlement of the claims described above is contemplated or required herein.

     7.     Basic Understandings. Employee understands and agrees that Employee:

(a)	has read this Agreement carefully and understands all of its terms;

(b)	is advised to consult with an attorney prior to executing this Agreement; and

(c)	may take 21 days to consider this Agreement.

     8.     Revocation Period. Employee understands and agrees that Employee may revoke this Agreement for a period of seven (7) calendar days following the execution of this Agreement. The Agreement is not effective until this revocation period has expired. Employee understands that any revocation, to be effective, must be in writing and either (a) received by mail, overnight courier service or fax transmission within seven (7) days after the execution of this Agreement and addressed to John J. Collins, Jr. at the address set forth above for Employer or (b) hand delivered within seven (7) days after the execution of this Agreement to John J. Collins, Jr.

     9.     Return of Property. Except as specified in this Agreement, Employee agrees to immediately tender to Employer all credit cards, documents or any other Employer property and property of Employer’s parent, subsidiaries and affiliates in Employee’s possession and to immediately submit for review and reimbursement by Employer any outstanding ordinary and necessary business related expenses incurred on behalf of Employer, its parent, subsidiaries and affiliates.

     10.     No effect on 401(k) Plan. This Agreement shall not affect Employee’s rights under the terms of the Employer 401(k) Plan (if any). The terms of the 401(k) Plan shall remain effective as to Employee during the existence of such plan

     11.     Settlement in Compromise. It is expressly understood by the parties that this Agreement is a compromise and settlement of doubtful and disputed claims and that payment by Employer of the Settlement Amount is not, nor is it to be construed as, an admission of liability or wrongdoing on the part of Employer. Employer expressly denies liability and intends merely to avoid litigation with respect to potential Employee claims.

     12.     Complete Agreement. This Agreement contains the complete understanding of the parties and no representations, inducements, promises, agreements, arrangements or undertakings relating to the matters set forth herein, whether oral or written, express or implied, between the parties not herein embodied shall have any force or effect. No modifications or amendments hereto may be made except by a writing signed by both the parties. This Agreement shall be deemed to be a Michigan contract, and shall be governed by the laws of the State of Michigan. This Agreement may be executed in counterparts. Facsimile signatures shall be deemed to be originals.

     13.     No Inconsistent Action. Each party hereto agrees that they will take no action (including, but not limited to, an appeal or institution of a separate lawsuit) inconsistent with this Agreement or which seeks to challenge any provisions of this Agreement or any document provided for herein.

     14.     Partial Invalidity. Should any provision of this Agreement be declared invalid, illegal or unenforceable by any court of competent jurisdiction, by administrative order or by reason of any rule of law or public policy, all other provisions shall nevertheless remain in full force and effect and no provision shall be deemed dependent upon any other provision unless so specified.

     15.     Continuation of Non-Competition Agreements. The parties acknowledge and agree that the non-competition agreements currently in place between them continue in accordance with their terms and remain in full force and effect. Employee may accept positions otherwise prohibited under the terms of the current non-competition agreements provided any such positions are approved in advance in writing by Employer’s CEO, with such approval to be at the sole discretion of Employer.

     16.     Proprietary Information and Confidentiality. Employee acknowledges that he is currently subject to various covenants and duties obligating him to retain as confidential “Confidential Information” in his possession or of which he is aware. Those obligations shall continue according to their terms even though Employer no longer employs Employee.

     17.     Stock and Stock Options. Employee’s stock options that are vested but not exercised as of the Termination Date may be exercised within 90 days of the Termination Date. Stock options that are not vested as of the Termination Date are canceled as of that date. Employee shall retain free and clear any other Employer stock which Employee owns and which is vested as of the execution of this Agreement.

     18.     Ongoing Cooperation. Employee agrees that when and if necessary he will reasonably cooperate and assist Employer in connection with ongoing projects, program or litigation.

     19.     Enforcement. In the event that either party breaches any of its duties or obligations under this Agreement, the other party may, at its sole option, (i) terminate this Agreement by giving written notice of termination to the other whereupon the nonbreaching party shall be released and discharged of all liabilities, duties and obligations hereunder whatsoever; (ii) sue for specific performance of the duties and obligations hereunder; (iii) seek injunctive relief to prevent activities prohibited hereby; and/or (iv) exercise any other right or remedy available at law, in equity or otherwise. The parties acknowledge and agree that the injury from the breach of certain provisions of this Agreement will be incalculable and irremediable and that it will be extremely difficult, if not impossible, to accurately measure the damage from any such breach. Accordingly, the parties agree that upon any breach of this Agreement remedies at law may be inadequate. The parties further agree that the nonbreaching party shall be entitled, in addition to any other rights or remedies available to it, as a matter of right, to institute legal proceedings in Oakland County Circuit Court, Pontiac, Michigan and obtain equitable and legal relief.

     (b)  No failure by a party to exercise any right, power or remedy hereunder or under applicable law shall affect such right, power or remedy, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or remedy hereunder or under applicable law. The rights and remedies of the parties are cumulative to all rights and remedies under applicable law.

     20.     Knowing and Voluntary Waiver. Employee acknowledges that this is a knowing and voluntary waiver, that Employee has completely read and understands all of the terms and provisions of this Agreement and that signing this Agreement is

Employee’s free act and deed. Employee further acknowledges that Employee has not relied upon the representations of any party hereby released or by that party’s representatives concerning the subject matter hereof.

     IN WITNESS WHEREOF, the parties have voluntarily and willingly executed this Agreement as of the date first set forth above.

EMPLOYER:	Champion Enterprises, Inc.,
A Michigan corporation, on behalf of its subsidiaries,
affiliates, and related entities

	By:	/s/ ALBERT A. KOCH

Its: Chairman of the Board, President &
Chief Executive Officer

EMPLOYEE:	/s/	PHILIP C. SURLES

Philip C. Surles

WAIVER

     Employee specifically waives the 21-day review period set forth in Paragraph 7 to consider the Agreement and understands that this Agreement shall not become effective for seven (7) days following the date it is signed, during which time Employee may revoke the Agreement by written notice to Employer.

EMPLOYEE:	/s/	PHILIP C. SURLES

Philip C. Surles

Date: July 31, 2003

EXHIBIT A

SETTLEMENT AMOUNTS

1.	12 months salary continuation based on present salary of $315,000 to be paid $26,250 per month. If employee has not taken another position within that 12-month period then severance will continue month to month for a maximum of six additional months.

a.	Accordingly, severance shall be paid for a minimum of 12 months and thereafter cease at the earlier to occur of when employee takes another full-time position or six months.

b.	Appropriate adjustment (i.e., some form of sharing) if employee takes another position at a lesser amount of compensation than currently being earned.

2.	Employee will be entitled to continue health insurance under Employer’s health insurance program from August 1, 2003 through July 31, 2006. Employer will pay for Employee’s health insurance from during this period on the same terms and conditions as may be in effect from time to time for the executive officers of Champion Enterprises, Inc. Employer’s payment of this continued health insurance coverage will cease, however, if and when Employee commences new employment prior to July 31, 2006.

3.	Employee is not entitled to any 2003 incentive bonus.

4.	Employer will pay for Employee’s moving and relocation expenses up to $15,000.